EXHIBIT 99.1

STRATA Skin Sciences to Participate in the 13th Annual Canaccord Genuity
Medical Technologies & Diagnostics Forum

Horsham, PA, November 14, 2019 — STRATA Skin Sciences (NASDAQ: SSKN) (“STRATA”) a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced that Dr. Dolev Rafaeli, STRATA’s Chief Executive Officer, will present a corporate overview at the 13th Annual Canaccord Genuity Medical Technologies & Diagnostics Forum at the Westin Grand Central Hotel in New York City on Thursday, November 21st at 10:30 am Eastern Time.

Dr. Rafaeli’s participation will not be webcast, but the Company’s latest investor presentation will be available in the investor’s section of the Company’s website at www.strataskinsciences.com.

About STRATA Skin Sciences, Inc.
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases, which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatments to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC® business has used this proven DTC model to grow its domestic dermatology partner network to over 750 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC®, within a 10 mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Investor Contacts:
Matthew Hill, Chief Financial Officer	Matthew Picciano, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-889-1200
ir@strataskin.com	mpicciano@lifesciadvisors.com